UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 6, 2011

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

On June 6, 2011, Southwestern Energy Company’s subsidiary, Southwestern Energy Production Company (“SEPCO”) received by mail a letter dated June 2, 2011 from the judge in the matter of Tovah Energy, LLC and Toby Berry-Helfand v. David Michael Grimes, et, al., in which he made certain rulings with respect to the post-verdict motions and responses filed by the parties which do not constitute the entry of a judgment at this time. SEPCO believes that a judgment will not be entered until the ordered accounting, discussed in more detail below, has been completed and a calculation of disgorgement damages has been made.

 In his rulings, the judge denied SEPCO’s motion for judgment, judgment notwithstanding the verdict and to disregard certain findings.  Plaintiff’s and intervenor’s claim for a constructive trust was denied but the judge ruled that plaintiff and intervenor shall recover from SEPCO $11,445,000 and a reasonable attorney’s fee of 40% of the total damages awarded and are entitled to recover on their claim for disgorgement.  The judge ruled that, to assist in calculating an appropriate sum to award in disgorgement damages, plaintiff and intervenor are entitled to an accounting of the amount of profit of each of 143 designated wells up to the time of trial and the amount of profit of each of 13 designated wells during a specified one year period.  For the calculation of disgorgement damages, the judge stated that profit means revenues less expenditures of SEPCO.   The rulings further contemplate the payment of court costs and pre- and post-judgment interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: June 9, 2011	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer